Exhibit 9(a)

                           FUND ACCOUNTING AGREEMENT


     FUND ACCOUNTING AGREEMENT, dated as of _______ __, 199_, by and between Asset Allocation Portfolios, a New York trust (the "Trust"), and IBT Fund Services (Canada), Inc. ("IBT").

                              W I T N E S S E T H:

     WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder as amended from time to time, the "1940 Act");

     WHEREAS, the Trust wishes to engage IBT, subject to the direction and control of the Board of Trustees of the Trust (the "Board"), to provide certain fund accounting services with respect to its series Asset Allocation Portfolio 200, Asset Allocation Portfolio 300, Asset Allocation Portfolio 400 and Asset Allocation Portfolio 500, and any future series of the Trust added to this Agreement by mutual written consent (each a "Portfolio"), and IBT is willing to provide such services to the Trust, on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

     1. Maintenance of Records. IBT shall maintain records with respect to transactions for which IBT is responsible pursuant to the terms and conditions of this Agreement or which the Trust is required to maintain pursuant to
Section 31(a) of the 1940 Act and will furnish the Trust daily with a statement of condition of each Portfolio. The books and records of IBT pertaining to its actions under this Agreement and reports by IBT or its independent accountants concerning its accounting system and internal accounting controls will be open to inspection and audit at reasonable times by officers or auditors employed by the Trust and will be preserved by IBT in the manner and in accordance with the 1940 Act.

     IBT shall keep the books of account and render statements or copies from time to time as reasonably requested by the Treasurer or any other executive officer of the Trust. IBT shall also assist generally in the preparation of reports to investors and others, audits of accounts and other ministerial matters of like nature.


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     IBT shall at all times act in accordance with the Onshore/Offshore
Operating Policies and Procedures approved by the Board and in effect from time to time with respect to the Trust, to the extent they apply to IBT and its services hereunder.

     2. Portfolio Valuation. IBT shall compute and, unless otherwise directed by the Board, determine as of the close of regular trading on the New York Stock Exchange on each day on which said exchange is open for unrestricted trading and/or on such other days and/or as of such other hours, if any, as may be authorized by the Board, the net asset value and, if applicable, the yield of each Portfolio, such determination to be made in accordance with the provisions of the Declaration of Trust and By-Laws of the Trust and the Trust's registration statement(s) on Form N-1A, as they may from time to time be amended, and any applicable resolutions of the Board at the time in force. IBT shall notify the Trust, or such other persons as the Trust may request, promptly of the results of such computation and determination. In computing the net asset value of each Portfolio hereunder, IBT may rely in good faith upon information furnished to it by an Authorized Person (as defined below) in respect of (i) the manner of accrual of the liabilities of each Portfolio and in respect of liabilities of each Portfolio not appearing on its books of account kept by IBT, (ii) reserves, if any, authorized by the Board or that no such reserves have been authorized, (iii) the source of the portfolio security quotations approved by the Board for use in computing the net asset value, (iv) the value to be assigned to any security for which price quotations are not readily available, and (v) the method of computation of the net asset value. IBT shall not be responsible for any loss occasioned by such reliance or for any good faith reliance on any quotations received from a source referred to in
(iii) above. If the Trust notifies IBT that any of its accounting books, records, reports or statements are erroneous in any respect, IBT shall endeavor in a timely manner to correct such error.

     In addition, IBT shall determine daily the net asset value of each investor's beneficial interest (each an "Interest") in each Portfolio and shall allocate daily among the investors in each Portfolio on a pro rata basis all incremental investment activity.

     As used herein, the term "Authorized Person" means any of the persons duly authorized to give Proper Instructions (as defined below) or otherwise act on behalf of the Trust or a Portfolio by appropriate resolution of the Board.

     As used herein, the term "Proper Instructions" means (i) instructions given by an Authorized Person as shall have been designated in a certificate by an officer of the Trust, such instructions to be given in such form and manner

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as IBT and the Trust shall agree upon from time to time and (ii) instructions
(which may be continuing instructions) regarding other matters signed or initialed by such one or more persons from time to time designated in a certificate by an officer of the Trust as having been authorized by the Board. Oral instructions will be considered Proper Instructions if IBT reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Trust shall cause all oral instructions to be promptly confirmed in writing. IBT shall act upon and comply with any subsequent Proper Instruction which modifies a prior instruction, and the sole obligation of IBT with respect to any follow-up or confirmatory instruction shall be to make reasonable efforts to detect any discrepancy between the original instruction and such confirmation and to report such discrepancy to the Trust. The Trust shall be responsible, at the Trust's expense, for taking any action, including any reprocessing, necessary to correct any such discrepancy or errors, and to the extent such action requires IBT to act, the Trust shall give IBT specific Proper Instructions as to the action required. Upon receipt of a certificate by an officer of the Trust as to the authorization by the Board accompanied by a detailed description of procedures approved by the Trust, Proper Instructions may include communication effected directly between electromechanical or electronic devices provided that the Board and IBT are satisfied that such procedures afford adequate safeguards for the Portfolios.

     The Secretary or Assistant Secretary of the Trust will at all times maintain on file with IBT his or her certification to IBT, in such form as may be acceptable to IBT, of (i) the names and signatures of the Authorized Persons and (ii) the names of the members of the Board of Trustees, it being understood that upon the occurrence of any change in the information set forth in the most recent certification on file (including without limitation any person named in the most recent certification who is no longer an Authorized Person), the Secretary or Assistant Secretary of the Trust, will sign a new or amended certification setting forth the change and the new, additional or omitted names or signatures. IBT will be entitled to rely and act upon any certificate given to it by an officer of the Trust which has been signed by Authorized Persons named in the most recent certification.

     3. Allocation of Charges and Expenses. IBT shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under this agreement. It is understood that the Trust will pay from assets of the Portfolios its own expenses allocable to the Portfolios including, without limitation, organization costs of the Portfolios; compensation of Trustees who are not "interested persons" of the Trust; governmental fees; interest charges; loan commitment fees; taxes; membership dues in industry associations allocable to the Trust; fees and expenses of

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independent auditors, legal counsel and any transfer agent, distributor, registrar or dividend disbursing agent of the Trust; expenses of issuing and redeeming Interests and servicing investor accounts; expenses of preparing, typesetting, printing and mailing registration statements, reports to investors, notices, and reports to governmental officers and commissions; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; fees and expenses of the custodian for all services to the Portfolios, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Portfolios (including but not limited to the fees of independent pricing services); expenses relating to the issuance and registration of Interests; and such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust on behalf of any Portfolio may be a party and the legal obligation which the Trust may have to indemnify its Trustees and officers with respect thereto.

     4. Compensation of IBT. For the services to be rendered and the facilities to be provided by IBT hereunder, the Trust shall pay to IBT a fund accounting fee from the assets of each Portfolio, computed and paid monthly, in accordance with the schedule attached as Exhibit A.

     5. Limitation of Liability of IBT. IBT shall not be liable for any error of judgment or mistake of law or for any act or omission in the performance of its duties hereunder, provided IBT acted in good faith and without negligence in the performance of its duties. As used in this Section 5, the term "IBT" shall include IBT and/or any of its affiliates and the Directors, officers and employees of IBT and/or any of its affiliates.

     IBT will be entitled to receive and act upon the advice of independent counsel of its own selection, which may be counsel for the Trust, and will be without liability for any action taken or thing done or omitted to be done in accordance with this Agreement in good faith in conformity with such advice. In the performance of its duties hereunder, IBT will be protected and not be liable, and will be indemnified and held harmless by the Trust, for any action taken or omitted to be taken by it in good faith reliance upon the terms of this Agreement, any certificate by an officer of the Trust, Proper Instructions, resolution of the Board, telegram, notice, request, certificate or other instrument reasonably believed by IBT to be genuine and for any other loss to the Trust or a Portfolio except in the case of IBT's bad faith or negligence in the performance of its duties hereunder.

     IBT will be under no duty or obligation to inquire into and will not be liable for:


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     (a) the validity of the issue of any portfolio securities purchased by or for a Portfolio, the legality of the purchases thereof or the propriety of the price incurred therefore;

     (b) the legality of any sale of any portfolio securities by or for a Portfolio or the propriety of the amount for which the same are sold;

     (c) the legality of any issue or sale of any Interest in a Portfolio or the sufficiency of the amount to be received therefor; and

     (d) the legality of any withdrawal or redemption by an investor of a portion of its Interest in a Portfolio or the legality of the distribution of any portfolio securities as payment in kind to make such withdrawal or redemption.

     Moreover, IBT will not be under any duty or obligation to ascertain whether any portfolio securities at any time delivered to or held by it for the account of a Portfolio are such as may properly be held by a Portfolio under the provisions of the Trust's Declaration of Trust, By-Laws, the Portfolio's registration statement on Form N-1A, any federal or state statutes or any rule or regulation of any governmental agency.

     Notwithstanding anything in this Agreement to the contrary, in no event shall IBT be liable hereunder or to any third party for any losses or damages of any kind resulting from acts of God, earthquakes, fires, floods, storms or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, acts of war, civil war or terrorism, insurrection, nuclear fusion, fission or radiation, the interruption, loss or malfunction of utilities, transportation, or computers (hardware or software) and computer facilities, the unavailability of energy sources and other similar happenings or events except as results from IBT's own negligence.

     6. Activities of IBT. The services of IBT to the Trust are not to be deemed to be exclusive, IBT being free to render fund accounting and/or other services to other parties. It is understood that Trustees, officers, and investors in a Portfolio are or may become interested in IBT and/or any of its affiliates, as Directors, officers, employees, or otherwise, and that Directors, officers and employees of IBT and/or any of its affiliates are or may become similarly interested in the Trust and that IBT and/or any of its affiliates may be or become interested in the Trust as an investor or otherwise.


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     7. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, unless terminated as set forth in this Section 7.

     This Agreement may be terminated at any time without the payment of any penalty, with respect to any Portfolio or the Trust, by the Board or by the vote of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the applicable Portfolio or the Trust, or by IBT, in each case on not more than 60 days' nor less than 30 days' written notice to the other party.

     8. Subcontracting by IBT. IBT may subcontract for the performance of IBT's obligations hereunder with any one or more persons; provided, however, that unless the Trust otherwise expressly agrees in writing, IBT shall be fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions. IBT shall give the Trust timely notice prior to the consummation of any initial or substituted subcontract of its intention to subcontract its obligations hereunder and of the identity of the proposed initial or substituted subcontractor.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. The undersigned has executed this Agreement not individually, but as an officer under the Trust's Declaration of Trust, and the obligations of this Agreement are not binding upon the Trust's Trustees or its officers individually. The obligations of the Trust with respect to each Portfolio are binding only upon that Portfolio and may be satisfied only from the assets of that particular Portfolio.



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                          ASSET ALLOCATION PORTFOLIOS


                          By:
                              Name:
                              Title:

                          IBT FUND SERVICES (CANADA), INC.


                          By:
                              Name:
                              Title:


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                                                                      Exhibit A




                               [To be provided.]